Exhibit 10.2

MINING LEASE AND AGREEMENT SILVER BOW PROJECT

THIS LEASE AND AGREEMENT (the "Agreement"), made this 21st day of February, 2003 by and between Donald K. Jennings, an Individual whose address is P. O. Box 2663, Elko, Nevada 89803 and Renegade Exploration, a Nevada corporation whose address is 2395 Fireside Circle, Reno, Nevada 89509 , (hereinafter collectively called "Owner") and QUINCY RESOURCES INC, a Nevada corporation whose address is 309 Center Street, Hancock, MI 49930 (hereinafter called "QUINCY"):

W I T N E S S E T H:

1. Owner represents that subject to the paramount title of the United States, he is the sole and only owner of the unpatented mining claims, situated in NYE County, Nevada, described on Exhibit A attached hereto and incorporated herein (hereinafter referred to as the "Property"); that each of the unpatented claims included in the Property has been validly located, filed and recorded in compliance with the laws of the State of Nevada and of the United States as they relate to location and recordation of such claims; that Owner has timely complied with all of the filing provisions of the Federal Land Policy and Management Act (43 U.S.C. Section 1701, et seq.) as they pertain to the unpatented claims included within the Property and that said claims are valid and subsisting mining claims; that Owner has performed assessment work upon said claims through the assessment year ended September 1, 2002, and will record and file proof thereof, all of which work, recordings and filings have been completed in accordance with the applicable state and federal statutes pertaining to assessment work; that Owner has fully and timely paid the holding fees, if any, required to maintain the unpatented mining claims to the date of this Agreement; that Owners rights in the Property are not subject to any prior agreement, encumbrance, burden or restriction, created by any act or instrument of Owner; that to the best of Owners knowledge, the Property is free from liens and encumbrances and other adverse claims by third parties; and that the Property is not burdened with any royalties, overriding royalties, net profits interests or payments on production except for those which are fully described as Attachment B hereto, if any, which shall remain the exclusive responsibility of Owner.

2. Owner hereby grants, lets and leases exclusively to QUINCY the Property, for the term hereof, together with all ores and minerals of every kind, except oil and gas, in, on or under the Property, with the exclusive right to prospect and explore for, mine by any method now known or hereafter discovered (including, but not limited to, underground, open pit, in-situ and solution methods), process by any method now known or hereafter discovered, mill, prepare for market, store, sell and dispose of the same; and together with all such rights-of-way, easements, water and water rights, geothermal water and geothermal resources, of every kind and nature, through, over, on or appertaining to the Property, to the extent that he can, and the right to erect, maintain and operate thereon and therein, buildings, structures, machinery and equipment, and the right to use, occupy and disturb so much of the surface of the Property as QUINCY may determine to be useful, desirable or convenient for the exercise by QUINCY of any and all of its rights hereunder, and the right in its sole discretion to exercise any rights or options of Owner with respect to the Property or any portion thereof under any law or regulation hereafter enacted, including but not limited to the right to convert any or all of the unpatented claims included in the Property and the other rights described in Section 7 herein. In the event Owner acquires any additional rights, titles or interests in the Property after the execution of this Agreement, or locates any additional unpatented mining claims within the "Area of Interest" as more particularly described in Exhibit B attached hereto, all such additional rights, titles and interests shall be subject to this Agreement.

3. If Owners title is less than as stated in Section 1 hereof or is subject to a superior adverse interest, all payments, including Advance Royalty and Production Royalty payments, without limitation, to be made to Owner hereunder shall be reduced to the same proportion thereof as the undivided interest in the Property solely owned by Owner bears to the entire interest in the Property.

QUINCY shall have sole discretion to determine the extent of its work, if any, on the Property and the time or times for beginning, continuing or resuming such work thereon. All activities carried out by QUINCY under this Agreement shall conform with the laws and regulations of the State of Nevada and the United States.

QUINCY shall indemnify and hold harmless Owner from all liability, including attorneys fees and costs, arising out of QUINCYs exploration and other activities hereunder, including but not limited to environmental and reclamation liabilities under existing and future laws and regulations. The indemnity set forth herein shall survive termination or expiration of this Agreement.

Owner shall indemnify and hold harmless QUINCY, its officers, directors, shareholders, employees and affiliates from any and all claims, demands and liabilities whatsoever arising from or in connection with Owners operations or activities upon the Property which were conducted prior to the date of this Agreement, including, without limitation, surface and underground disturbances (including, but not limited to, underground workings, waste dumps, tailings, roads, drill holes and drill pads) and reclamation obligations. The indemnity set forth herein shall survive termination or expiration of this Agreement.

4. The term of this Agreement shall begin with the date hereof and shall continue to and until the fifteenth (15th) anniversary of such date and so long thereafter as QUINCY continues to make advance royalty or production royalty payments, but subject to earlier termination as provided in this Agreement. After termination of this Agreement, QUINCY shall have the right of ingress and egress from the Property and the right to complete such reclamation and restoration of the Property and to make such inspections as may be required by law, for so long after termination of this Agreement as is necessary to complete all such reclamation, restoration and inspections.

5. Unless and until this Agreement is terminated, QUINCY shall pay Owner Advance Royalty payments in accordance with the following schedule:

Advance Royalty Payment	Payable on or before
$10,000	On execution;
$15,000	On the 1st anniversary of execution;
$20,000	On the 2nd anniversary of execution;
$30,000	On the 3rd anniversary of execution;
$40,000	On the 4th anniversary of execution;
$50,000	On the 5th anniversary of execution and each anniversary thereafter.

All Advance Royalty payments payable to Owner pursuant to this paragraph shall be recoverable against QUINCYs right to acquire Owners Production Royalty interest more fully described below.

QUINCY shall pay to Owner a Production Royalty of 3% NSR (Net Smelter Return) from all ore mined from the Property, as more particularly set forth in Schedule "C" hereto.

Quarterly royalty payments will be provisional and subject to adjustment at the end of QUINCYs accounting year. If no written objection is made by Owner to the correctness of a royalty payment or its accompanying statement within two years from the date of such payment, such statement shall be conclusively deemed to be correct and such royalty payment sufficient and complete, and no exception or claim for adjustment shall thereafter be permitted.

All payments and royalties payable hereunder may be made by QUINCYs check, and delivery thereof shall be deemed completed on the mailing thereof to Owner or any third party as directed by Owner. All payments will be divided and made individually to the Owners as follows:

Donald Jennings 51%
Renegade Exploration 49%

This allocation shall continue in effect until QUINCY receives written instructions from both parties as to any adjustment or change; said instructions being given in accordance with the notice provisions hereafter contained in this Agreement.

In addition, during the term of this Agreement, QUINCY shall pay to Owner a Production Royalty on the same terms as above from the sale of minerals from any unpatented mining claims located by QUINCY within the "Area of Interest" as more particularly described in Exhibit B attached hereto and incorporated herein. Any such claims located by either party within the "area of interest" shall become a part of and subject to the terms of this agreement. However, should any other royalties be payable to any third party on any additional ground falling within the Area of Interest which becomes part of this Agreement, than the Production Royalty payable to Owner on said ground shall be reduced dollar for dollar with royalty payments made to the third party.

At anytime during the term of this Agreement, QUINCY shall have the right, but not the obligation, to purchase two thirds of the Production Royalty (2% NSR) for $1,500,000. For clarification, should QUINCY elect to purchase two thirds of the Production Royalty, the Production Royalty Rates detailed above will be reduced by two thirds. Any and all Production Royalty payments made by QUINCY under the terms of this Agreement, after production has commenced, will be credited against the $1,500,000 payment. The remaining one third of the royalty may be purchased at any time for an additional $2,000,000.00. If and when the entire royalty has been purchased, and a quit-claim deed has been executed conveying the Owners entire interest in the property to QUINCY, neither party shall have any further obligations to one another. Nothing in this paragraph shall relieve QUINCY of any reclamation obligations incurred by it or its agents with respect to the property.

6. If required by state or federal law, QUINCY shall perform annual labor or assessment work for the benefit of the Property, pay any maintenance, rental, holding fee or other payment required to maintain the Property, or both, for every assessment year thereafter in which QUINCY continues this Agreement beyond June 1st of the assessment year. If any such law permits the performance of assessment work or annual labor in lieu of making all or a portion of any such payment, QUINCY shall determine whether to make such payment, perform such work or labor, or both. If required by state or federal law, QUINCY shall pay any location fee or payment required to relocate any unpatented mining claim or mill site included in the Property that QUINCY determines under Section 7 should be relocated. For each assessment year in which QUINCY performs annual labor or assessment work or makes any such payment, it shall record or file any affidavit or statement of such compliance required by federal or state law.

QUINCY shall have the benefit of all laws now or hereafter enacted which relate to annual labor or assessment work or any payment required by this Section, including any laws extending the time within which to comply with such requirements, suspending such requirements, or exempting the Property from such requirements, so that QUINCYs obligations under this Section are limited to compliance with state and federal laws regarding such requirements in effect from time to time during the term of this Agreement. QUINCY shall be relieved of its work or labor obligations under this Section for any period in which QUINCYs access to the Property is impeded by access force majeure under Section 14.

7. Upon request, Owner shall make available such abstracts of title and other title records pertaining to the Property which he may have to aid QUINCY in any title searching it may wish to undertake. QUINCY may, but shall have no obligation to, investigate and cure as it sees fit any defects in title to the Property which Owner fails to remedy after notice by QUINCY. Owner shall cooperate fully with QUINCY in the curing of any such title defect, and QUINCY shall reimburse Owner for Owners actual expenses resulting from its cooperation in this effort.

QUINCY may, but shall have no obligation to, investigate and cure as it sees fit any defects in the title, location, recordation or filing of the unpatented mining claims comprising the Property, and Owner shall cooperate fully with the curing of said deficiencies at the expense of QUINCY. Additionally, Owner authorizes QUINCY, at its discretion, to relocate, amend, restake, refile and rerecord any particular mining claim or claims in the Property or documents associated therewith. Where required for restaking or relocation, Owner shall execute notices of abandonment of mining claims, and, in turn, QUINCY agrees that any location, relocation, restaking or location of fractions within the perimeter of the claim block, of the Area of Interest shall be accomplished in Owners name.

Owner shall apply for a patent for any of the unpatented mining claims upon the request of QUINCY. All expenses authorized by QUINCY in connection with prosecuting patent proceedings shall be borne by QUINCY; and the rights of QUINCY under this Agreement shall extend to any patented mining claims Owner receives by virtue of such patent proceedings, and to any amended location and relocation of the unpatented claims.

QUINCY and Owner recognize that legislation to amend the mining laws of the United States or the state of Nevada may be enacted during the term of this Agreement and that any suchlegislation, if enacted, will likely contain provisions affecting owners or holders of existing unpatented mining claims, including but not limited to provisions (i) permitting or requiring conversion of existing unpatented claims to a new type of mining claim or interest, (ii) permitting or requiring owners or holders of existing mining claims to comply with some or all of the requirements of such amended mining laws, or (iii) permitting or requiring owners or holders of existing mining claims to commence patent proceedings within a specified period of time ("Claim Holder Rights"). For all purposes of this Agreement, Owner grants to QUINCY all Claim Holder Rights now or hereafter vested in Owner, whether contained in federal legislation, regulations promulgated thereunder or similar state laws or regulations, together with Owners rights to enforce any existing rights to the Property or any Claim Holder Rights against any third party, or to litigate or contest any such existing rights or Claim Holder Rights before any court or administrative agency. QUINCY may, but shall have no obligation to, exercise such rights as to any, all or none of the mining claims included in the Property, at any time and from time to time, in QUINCYs sole discretion. Owner shall cooperate in QUINCYs exercise of such rights, including without limitation by executing required forms or documents, participating in any action or proceeding relating to such rights or allowing any such action or proceeding to be taken or prosecuted in Owners name.

If the United States or any third party attacks the validity of the mining claims included in the Property, QUINCY may, but shall have no obligation to, defend their validity.

8. Without limiting the generality of the rights granted in Section 2 above, Owner hereby grants QUINCY the right to mine or remove from the Property any ores, waste, water or other materials existing therein or thereon, through or by means of shafts or openings which may be sunk or made upon adjoining or nearby property controlled by QUINCY, and may stockpile any ores, waste or other materials and/or concentrated products of ores or materials from the Property upon stockpile grounds situated upon any such adjoining or nearby property; and QUINCY may use the Property and any part thereof and any shafts, openings, and stockpile grounds, sunk or made thereon for the mining, removal and/or stockpiling of any ores, waste, water and other materials and/or concentrated products of ores or materials from any such adjoining or nearby property, or for any purpose or purposes connected therewith, not, however, permanently preventing the mining or removal of ore from the Property.

QUINCY may commingle ore from the Property with ore from other properties, either before or after concentration or beneficiation, so long as the data to determine the weight and assay, both of the ore removed from the Property and of other ores to be commingled, are obtained by QUINCY. QUINCY shall use that weight and assay data to allocate the royalties from the commingled ore between the Property and other properties from which the other commingled ore was removed. All such weight, assay and allocation calculations by QUINCY shall be done in a manner recognized by the mining industry as practical and sufficient.

9. QUINCYs records of all mining operations on the Property pertinent to computation of royalties shall be available for Owners inspection upon reasonable advance notice and during normal business hours, but no more than once each quarter. QUINCY shall maintain adequate records concerning mining operations so that the amount of gold, or other metal, having been produced from each of the claim block groups on the Property may be independently calculated. Owner may enter the mine workings and structures on the Property at all reasonable times upon reasonable advance notice for inspection thereof, but Owner shall so enter at his own risk and shall indemnify and hold QUINCY harmless against and from any damage, loss or liability by reason of injury to Owner or his agents or representatives or damage to or destruction of any property of Owner or said agents or representatives while on the Property on or in said mine workings and structures.

On or before the first anniversary and each anniversary thereafter, as long as the Agreement is in effect, QUINCY shall provide Owner an annual project summary report. This report shall be in writing and summarize QUINCYs exploration activities on or for the benefit of the Property during the preceding twelve (12) month period. QUINCY will also provide to Owner any other project reports prepared by QUINCY, whether quarterly or montly, and copies of all data generated by QUINCY.

10. QUINCY shall pay all taxes assessed against any personal property which it may place on the Property and shall pay any taxes or increase in taxes assessed against the Property due to its operations thereon. Owner shall provide promptly to QUINCY copies of all documents relating to such taxes or increase in taxes. QUINCY may take such action, at its expense, as it deems proper to obtain a reduction or refund of taxes paid or payable by it, and Owner shall cooperate in such action, including but not limited to allowing such action to be taken and prosecuted in Owners name. Owner shall pay all other taxes assessed against the Property, including all taxes assessed or payable at the time of the execution of this Agreement.

11. QUINCY shall keep the Property free of all liens for labor or materials furnished to it in its operations hereunder and shall indemnify and save harmless Owner against and from any damage, loss or liability by reason of injury to person or damage to property as the result of its operations hereunder, except as provided in Section 9 above. QUINCY may, but shall have no obligation to, contest the validity of any lien of the Property at its expense, and Owner shall cooperate in such contest, including but not limited to allowing such contest to be taken and prosecuted in Owners name, and any such lien shall not be deemed a default unless finally adjudicated to be valid and not discharged by QUINCY.

Owner shall not cause or allow any liens, encumbrances or adverse claims to accrue against the Property, except such as may have been expressly subordinated to this Agreement; and in the event any lien or encumbrance shall hereafter accrue against the Property by act or neglect of Owner, then QUINCY may, at QUINCYs option, pay and discharge the same, and if QUINCY elects so to do, QUINCY may deduct the amount so paid from any Advance Royalty or Production Royalties or other payments hereunder, together with interest thereon from the date of payment of said sums at the weighted average of prime rates throughout the year (as established by the Bank of America) subject to the application of any Nevada usury statute. QUINCY shall defend or discharge and adverse actions towards the Property arising from their actions or the actions of their employees or agents. QUINCY may however, incur a lien against the Property in conjunction with financing, for the purposes of developing said Property towards commercial production with the approval of Owner at any time prior to QUINCYs purchase of Owners entire rights and title to the Property; such approval not being unreasonably withheld. Following purchase of Owners rights and title to the Property, QUINCY shall be free to encumber the Property in any way it should desire.

12. QUINCY shall have the right at any time to terminate this Agreement. Upon termination of this Agreement by QUINCY, all payments theretofore made to Owner shall be retained by Owner and all liabilities and obligations of QUINCY to Owner not then due or accrued shall cease and terminate, except any liabilities or obligations arising prior to the termination of this section.

Upon termination of this Agreement QUINCY shall furnish Owner with a complete summary of the factual information obtained as a result of work done by QUINCY on the Property including, but not limited to, logs of all holes drilled thereon, ore values encountered, if any, analyses thereof and pertinent maps and surveys prepared by QUINCY in the course of such work. QUINCY shall authorize and permit Owner to take possession of any available drill core, pulps, chips, or cuttings obtained from the Property. QUINCY makes no representation or warranty, expressed or implied, as to the accuracy of any information or data made available to Owner hereunder or to the fitness or suitability of such information or data for any purpose. Specifically, any environmental or reclamation obligations incurred by QUINCY or caused by any action of QUINCY or QUINCYs agents shall survive termination of this Agreement.

13. If QUINCY defaults in any of its obligations hereunder, Owner may give QUINCY written notice thereof and specify the default or defaults relied on. If QUINCY has not begun to cure such default within a reasonable time after receipt of such notice (which shall not, in any case, be less than 30 days), Owner may terminate this Agreement by written notice to QUINCY; provided that if QUINCY shall dispute that any default has occurred, the matter shall be determined by litigation in a court of competent jurisdiction, and if it is found to be in default hereunder, QUINCY shall have a reasonable time (which in any case shall not be less than 60 days from receipt by QUINCY of notice of entry of final judgement adverse to QUINCY) to cure such default, and if so cured, Owner shall have no right to terminate this Agreement by reason of such default. However, in the event the claim of default is failure to make annual payments when due, QUINCY shall cure such payment default within 15 days after notice of default is given, or else this Agreement will terminate.

14. The terms of this Agreement may be extended or the Agreement terminated in the case of an event of force majeure in accordance with the following:

a.) The term of this Agreement shall be extended by any event of force majeure, and the obligations of QUINCY under this Agreement, except for the payment of money, shall be suspended and QUINCY shall not be deemed in default or liable for damages or other remedies while QUINCY is prevented from complying therewith by force majeure. For purposes of this agreement, force majeure shall include, but not be limited to: acts of God; the elements; acts of War, insurrection, riots or terrorism; strikes, lockouts and other labor disputes; inability to obtain necessary materials or obtain permits, approvals or consents; damage to, destruction or unavoidable shutdown of necessary facilities or equipment; acts or failures to act on the part of local, state, federal or foreign governmental agencies or courts, or of Indian tribes; or any other matters (whether or not similar to those mentioned above, and whether foreseeable or unforeseeable) beyond QUINCYs reasonable control; provided, however, that settlement of strikes, lockouts and other labor disputes shall be entirely within the discretion of QUINCY; and provided further that QUINCY shall promptly notify other parties to this Agreement and shall exercise diligence in an effort to remove or overcome the cause of such inability to comply.

b.) In entering into this Agreement, the parties assume that QUINCYs access to the Property is and will continue to be unrestricted. QUINCYs reasonable belief that the actions or inactions of any local, state or federal governmental agency or court, of any Indian tribe, or of any officer or official acting under color of governmental authority, might prevent or impede access tothe Property, or otherwise limit QUINCYs ability to operate thereon, shall be considered an event of force majeure for purposes of this Agreement, and shall be referred to as an "access force majeure." If an access force majeure occurs, QUINCY shall have the right either: 1.) to suspend this Agreement for a period not to exceed two years, without payment or penalty, while the access force majeure is in effect, provided, however, that QUINCY shall resume operations on the Property within a reasonable time after access to the Property is no longer restricted, and further provided that QUINCY shall perform assessment work on the Property during such period of suspension to the extent required by Section 6 herein unless QUINCY is prevented by such access force majeure from performing such assessment work; or 2.) to terminate this Agreement, without payment or penalty, if in QUINCYs sole discretion the Property shall be inaccessible or otherwise unavailable for exploration during the current or subsequent field season. In determining "reasonableness," QUINCY shall be under no duty to contest the governmental agency or court action or inaction by protest, petition, appeal or any other means.

15. In case of termination of this Agreement under the terms hereof or for any cause, QUINCY shall have no liability or obligation hereunder except for those, including reclamation obligations, already accrued at such date of termination. Upon such termination, QUINCY shall surrender the Property to Owner, and upon his request shall deliver to him a written instrument in further evidence of such termination, in appropriate form for recording. QUINCY shall remove from the Property all property belonging to or installed by it, including but not limited to machinery; equipment; buildings; structures; fixtures; ores, waste, and other materials; and concentratedproducts of ores or other materials.

16. Changes in the ownership of the Property or the rights to receive royalties hereunder occurring after delivery of this Agreement shall not be binding upon QUINCY until it shall receive written notice of such change, signed by Owner, together with a certified copy or photographic copy of the recorded documents reflecting such change. No change or division in the ownership of the Property, mineral interests or royalties hereafter accomplished shall operate to enlarge the obligations or diminish the rights of QUINCY hereunder.

17. All notices hereunder shall be in writing and may be delivered by facsimile transmission with confirmation of receipt, personal delivery to an officer of the party to whom directed, by courier, by express mail, or by certified mail postage prepaid, return receipt requested. Either party may, from time to time, change its address for future notices hereunder by notice in accordance with this Section 17. Notices, all other documents, and payments shall be complete and deemed to have been given or made upon actual receipt or certified attempt to delivery. In the case of facsimile transmission notices shall be deemed to have been given or made when receipt thereof is confirmed by return facsimile transmission.

Such mailed notices shall be addressed to Owner as follows:
Donald K. Jennings
P. O. Box 2663
Elko, NV 89803

and to QUINCY as follows:
Quincy Resources Inc.
309 Center Street
Hancock, MI 49930
Attention: Dan Farrell

with a duplicate copy to:
Quincy Resources Inc.
5020 Weikel Road
Winnemucca, NV 89445
Attention: Bill Utterback

18. "Owner" as used herein includes the plural, if there are more than one, and reference to the Owner in one gender includes the other and the plural when appropriate.

19. Upon request, Owner shall execute a Memorandum of Mining Lease and Agreement covering the Property for purposes of recording which is included herewith as Attachment "A".

20. The rights and obligations of Owner and QUINCY may be freely assigned in whole or in part. An assignment of this Agreement, in whole or in part, shall, to the extent of such assignment, relieve and discharge QUINCY of its obligations hereunder.

IN WITNESS WHEREOF, the parties have executed this Mining Lease and Agreement as of the day and year first above written.

OWNER:
By: "Donald K. Jennings"
Name: Donald K. Jennings

RENEGADE EXPLORATION
By: "Boies Hall"
Name: Boies Hall
Title: President

QUINCY RESOURCES INC.
By: "Dan Farrell"
Name: Dan Farrell
Title: President

EXHIBIT A
Property

Seventy-three (73) unpatented lode mining claims located in Township 1 North, Range 49 East, Nye County, Nevada; more specifically:
Claim Name	County Number	BLM Serial Number

Bow 1	530616	828189
Bow 2	530617	828190
Bow 3	530618	828191
Bow 14	530620	828192
Bow 15	530621	828193
Bow 32	530622	828194
Bow 33	530623	828195
Bow 18	530625	828196
Bow 19	530626	828197
Bow 20	530627	828198
Bow 23	530628	828199
Bow 21	530630	828200
Bow 22	530631	828201
Bow 25	530633	828202

Bow 4-13, 16, 17, 24, 26-31, & 34-73 located on January 14, 2003 to be filed by Quincy on Owners behalf.

EXHIBIT B
Area of Interest

Any land acquired by staking by either party in that area outlined by UTM 4,195,000N, UTM 550,000E, the Military Boundary, and UTM 541,000E and that area outlined by UTM 4,195,600N, UTM 543,000E, UTM 4,195,000N, and UTM 542,300E.

EXHIBIT C
Net Smelter Returns (NSR)

Net Smelter Returns shall mean gross revenues received from the sale by QUINCY of all ore mined from the Property and from the sale by QUINCY of concentrate, dore, metal and products derived from ore mined from the Property, after deduction of the following:

    all smelting and refining costs, sampling, assaying and treatment charges and penalties including but not limited to metal losses, penalties for impurities and charges for refining, selling and handling by the smelter, refinery or other purchaser;

    and

    costs of handling, transporting, securing and insuring such material from the Property or from a concentrator, whether situated on or off the Property, to a smelter, refinery or other place of treatment, and in the case of gold or silver concentrates, security costs; and
    ad valorem taxes and taxes based upon sales or production, but not income taxes; and
    marketing costs, including sales commissions, incurred in selling ore mined form the Property and form concentrate, dore, metal and products derived from ore mined form the Property.
    All amounts are in US dollars

ATTACHMENT A

MEMORANDUM OF MINING LEASE AND AGREEMENT

NOTICE IS HEREBY GIVEN that Donald K. Jennings and Renegade Exploration (hereinafter called "Owner") and QUINCY GOLD CORPORATION., a Nevada corporation, (hereinafter called "QUINCY"), as lessee, have entered into a Mining Lease and Agreement dated as of February 21, 2003, covering certain rights in and to those certain unpatented mining claims described in Exhibit "A" hereto (the "Property").

Said Mining Lease and Agreement, in consideration of the royalty referred to below and other covenants and agreements set forth therein, provides that Owner has leased to QUINCY all of Owners right, title and interest in and to the Property.

Further, said Mining Lease and Agreement reserves to Owner a royalty from the production of any and all metals, ores, minerals, mineral substances and materials of all kinds in, under, upon and that may be produced from the Property.

Copies of said Mining Lease and Agreement are in the possession of the Owner at P. O. Box 2663, Elko, Nevada 89803 and QUINCY at its address of 309 Center Street, Hancock, MI 49930.

IN WITNESS WHEREOF, this Memorandum of Mining Lease and Agreement has been executed as of the date first above written.

OWNER:

By: "Donald K. Jennings"
Name: Donald K. Jennings

RENEGADE EXPLORATION

By: "Boies Hall"
Name: Boies Hall
Title: President

QUINCY RESOURCES INC.

By: "Dan Farrell"
Name: Dan Farrell
Title: President

EXHIBIT A
Property

Seventy-three (73) unpatented lode mining claims located in Township 1 North, Range 49 East, Nye County, Nevada; more specifically:
Claim Name	County Number	BLM Serial Number

Bow 1	530616	828189
Bow 2	530617	828190
Bow 3	530618	828191
Bow 14	530620	828192
Bow 15	530621	828193
Bow 32	530622	828194
Bow 33	530623	828195
Bow 18	530625	828196
Bow 19	530626	828197
Bow 20	530627	828198
Bow 23	530628	828199
Bow 21	530630	828200
Bow 22	530631	828201
Bow 25	530633	828202

Bow 4-13, 16, 17, 24, 26-31, & 34-73 located on January 14, 2003 to be filed by Quincy on
Owners behalf.